Exhibit 99.1

InvenSense To Offer $125 Million Convertible Senior Notes Due 2018

SAN JOSE, California, November 5, 2013 – InvenSense, Inc. (NYSE: INVN), the leading provider of MotionTracking(TM) system on chip devices, today announced its intention to offer, subject to market and other conditions, $125 million aggregate principal amount of convertible senior notes due 2018 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). InvenSense also expects to grant the initial purchaser of the notes an option to purchase up to an additional $18.75 million aggregate principal amount of the notes.

The notes will be unsecured, senior obligations of InvenSense, and interest will be payable semi-annually. Prior to August 1, 2018, the notes will be convertible only upon the occurrence of specified events; thereafter, until maturity on November 1, 2018, the notes will be convertible at any time. Upon conversion, the notes will be settled in cash up to the aggregate principal amount of the notes to be converted, and any excess conversion value will be convertible into cash, shares of common stock or a combination of cash and shares of common stock, at InvenSense’s election. Final terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between InvenSense and the initial purchaser of the notes.

In connection with the pricing of the notes, InvenSense expects to enter into privately negotiated convertible note hedge transactions with the initial purchaser or an affiliate thereof (the “hedge counterparty”). The convertible note hedge transactions are generally expected to reduce the potential dilution and/or offset the cash payments InvenSense is required to make in excess of the principal amount upon conversion of the notes, in the event that the market price of InvenSense’s common stock is greater than the strike price of the convertible note hedge transactions. InvenSense also expects to enter into privately negotiated warrant transactions with the hedge counterparty, and anticipates that the warrants will have an exercise price that is approximately 80% higher than the closing price of InvenSense’s common stock on the date the warrants are issued. The warrant transactions could separately have a dilutive effect if the market price of InvenSense’s common stock exceeds the strike price of the warrant transactions, unless InvenSense elects, subject to certain conditions, to settle the warrant transactions in cash. If the initial purchaser exercises its option to purchase additional notes, InvenSense may enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparty. InvenSense has been advised that, in connection with hedging the convertible note hedge transactions and warrant transactions, the hedge counterparty or its affiliate may enter into various derivative transactions concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline (or reducing the size of any decline) in, the market price of InvenSense’s common stock concurrently with, or shortly after, the pricing of the notes. In addition, InvenSense has been advised by the hedge counterparty that the hedge counterparty or its affiliate may modify its hedge positions by entering into or unwinding various derivative transactions with respect to InvenSense’s common stock and/or purchasing or selling InvenSense’s common stock or other securities of InvenSense in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of the notes). This activity could also have the effect of increasing, or preventing a decline (or reducing the size of any decline) in, the market price of InvenSense’s common stock, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes. The convertible note hedge transactions and warrant transactions have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

InvenSense intends to use a portion of the net proceeds for the cost of the convertible note hedge transactions after such cost is partially offset by the proceeds of the warrant transactions described above, and to use the remaining proceeds for general corporate purposes, including capital expenditures and working capital.

Goldman, Sachs & Co. will act as the sole initial purchaser for resale of the offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements involve risks, uncertainties and assumptions, such as statements regarding the completion, timing, size and terms of the proposed offering of notes and related transactions, whether the convertible note hedge transactions and warrant transactions will become effective, and InvenSense’s planned use of any proceeds of the offering. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, fluctuations in the market price of InvenSense’s common stock, InvenSense’s and the initial purchaser’s ability to satisfy the conditions required to close the offering, and InvenSense’s perception of future availability of equity or debt financing needed to fund the growth of its business, as well as changes in economic conditions in our markets and other risk factors discussed in documents filed by InvenSense with the Securities and Exchange Commission (“SEC”) from time to time. Copies of InvenSense’s SEC filings are posted on InvenSense’s website and are available from InvenSense without charge. Forward-looking statements are made as of the date of this press release, and, except as required by law, InvenSense does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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For Investor Inquiries, Contact:

Leslie Green

Green Communications Consulting, LLC

ir@invensense.com

David Almoslino

Senior Director

Marketing and Communications

InvenSense, Inc.

408.501.2278

pr@invensense.com